The Lincoln National Life Insurance Company
Amendment to Individual Flexible Premium Variable Adjustable
Life Insurance Policy

This Amendment modifies Policy form ICC20-MGV892 to include the Benefit Transfer Rider in the Policy's Table of Contents and "Summary of Policy Features" section, as described below.
This Amendment is a part of the Policy to which it is attached (the "Policy"). This Amendment takes effect on the Effective Date. Except as provided below, this Amendment is subject to the terms and conditions of the Policy. There is no additional charge for this Amendment.

The following replaces the "Summary of Policy Features" entry in the Policy's Table of Contents:
Summary of Policy Features...............................................................................................................................................2a
Individual Flexible Premium Variable Adjustable Life Insurance; Coverage Duration; Accumulation Value; Interest; Separate Account Performance; Value Protection Rider; Long-Term Care Benefits Rider; Benefit Transfer Rider; Monitoring Your Policy’s Performance

The following provision is added to the "Summary of Policy Features" section of the Policy:
Benefit Transfer Rider   If the Benefit Transfer Rider is In Force on the Insured's date of death, the Beneficiary(ies) of this Policy may use any Death Benefit Proceeds payable to them from this Policy to purchase, without Evidence of Insurability, an amount of paid-up death benefit and paid-up long-term care benefit under the Beneficiary's own Eligible Policy as defined in the Benefit Transfer Rider, subject to the terms and conditions of the Rider.
The Benefit Transfer Rider also allows the Insured under this Policy, who is the Beneficiary of an Eligible Policy, to purchase, without Evidence of Insurability, an amount of paid-up death benefit and paid-up long-term care benefit under the Benefit Transfer Rider, subject to the terms and conditions of the Rider.

General Provisions
Effective Date   The Effective Date of this Amendment is the Policy Date unless a later Effective Date is shown above.
Termination   This Amendment will terminate on the date the Policy terminates for any reason.
Reinstatement  If the Policy Lapses and is reinstated with the Benefit Transfer Rider, this Amendment will also be reinstated. This Amendment will not be reinstated if the Policy Lapses and is reinstated without the Benefit Transfer Rider.

The Lincoln National Life Insurance Company

President